Rule 424(b)(3)
                                    Registration No. 33-62777



PRICING SUPPLEMENT NO.  8   dated     October 18, 1996



              THE WALT DISNEY COMPANY


                Medium-Term Notes


This Pricing Supplement accompanies and supplements the Prospectus dated March 7, 1996, as supplemented by the Prospectus Supplement, dated March 7, 1996 (the "Prospectus Supplement").

The Notes have the following terms (as applicable):

Rate:    /X/ Fixed Rate   / / Floating Rate   / / Zero Coupon
         / / Discount

Form:    /X/ Book-Entry   / / Definitive

Principal Amount:        $25,000,000

Original Issue Price:    Varying prices related to prevailing
                         market prices.

CUSIP No:    25468PAH9

Proceeds to the Company:  $24,437,500

Discount or Commission to Agents:   $562,500

Original Issue Discount:        N/A

Original Issue Date:   10/25/96

Stated Maturity:       10/25/2011

Yield to Maturity:     N/A

Earliest Redemption Date:     October 25, 2000 or any Interest
                              Payment Date occurring in April or
                              October thereafter up to but not
                              including the Maturity Date (with at
                              least 30 calendar days' but no more
                              than 60 calendar days' prior notice).

Redemption Price:    The Notes are redeemable, in whole but not in
                     part, at 100% of principal amount plus accrued interest to the Redemption Date.

Interest Rate Per Annum (for Fixed Rate Notes):   7.00%

Interest Payment Dates:
     / /  Third Wednesday of each month
     / /  Third Wednesday of each March, June,
            September and December
     / /  Third Wednesday of each ________________
            and _________________
     / /  Third Wednesday of each ________________
     /X/  Other (specify):  Monthly on the 25th of each month
                            commencing November 25, 1996.

Regular Record Dates:
     /X/ Fifteenth day (whether or not a Business Day) immediately preceding the related Interest
            Payment Date
     / /  Other (specify)

Interest Payment Period:
     /X/  Monthly
     / /  Quarterly
     / /  Semiannually
     / /  Annually

Calculation Agent:   Citibank, N.A.

Plan of Distribution:
     Merrill Lynch, Pierce, Fenner & Smith Incorporated has acted as principal with respect to the purchase of the Notes.